Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Immunic, Inc. of our report dated February 23, 2023, relating to the consolidated financial statements of Immunic, Inc., which appears in this annual report on Form 10-K for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

August 21, 2023